CSFB04-8G1AR3 -- 1A3

CREDIT SUISSE FIRST BOSTON

Balance

$3,350,000.00

Delay

24

WAC

5.850000000

WAM

355

Coupon

5.500

Dated

11/01/2004

NET

5.5

WALA

5

Settle

11/30/2004

First Payment

12/25/2004

Price	1	2	3	4	5	6	7	8	9

	Yield	Yield	Yield	Yield	Yield	Yield	Yield	Yield	Yield
98-00.00	5.70	5.71	5.74	5.77	5.79	5.81	5.96	6.14	6.26
98-08.00	5.68	5.69	5.71	5.74	5.75	5.77	5.90	6.05	6.15
98-16.00	5.66	5.67	5.68	5.71	5.72	5.73	5.83	5.96	6.04
98-24.00	5.64	5.64	5.66	5.67	5.68	5.69	5.77	5.87	5.94
99-00.00	5.61	5.62	5.63	5.64	5.65	5.66	5.71	5.79	5.83
99-08.00	5.59	5.60	5.60	5.61	5.62	5.62	5.65	5.70	5.72
99-16.00	5.57	5.58	5.58	5.58	5.58	5.58	5.60	5.61	5.62
99-24.00	5.55	5.55	5.55	5.55	5.55	5.55	5.54	5.52	5.51
100-00.00	5.53	5.53	5.52	5.52	5.51	5.51	5.48	5.44	5.41
100-08.00	5.51	5.51	5.50	5.49	5.48	5.47	5.42	5.35	5.31
100-16.00	5.49	5.48	5.47	5.46	5.45	5.44	5.36	5.26	5.20
100-24.00	5.47	5.46	5.45	5.43	5.41	5.40	5.30	5.18	5.10
101-00.00	5.45	5.44	5.42	5.39	5.38	5.36	5.24	5.09	4.99

Spread @ Center Price	93	112	128	140	148	161	214	251	265
WAL	21.65	17.34	13.75	10.95	9.77	8.75	4.92	3.20	2.62
Mod Durn	12.33	10.89	9.39	8.01	7.36	6.76	4.20	2.86	2.38
Principal Window	Dec24 - Apr28	Jul20 - Feb24	Feb17 - May20	Jul14 - May17	Jul13 - Jan16	Sep12 - Nov14	Jun09 - Mar10	Nov07 - Apr08	May07 - Aug07

Prepay	100 PSA	150 PSA	200 PSA	250 PSA	275 PSA	300 PSA	500 PSA	800 PSA	1000 PSA

Treasury

Mat

6MO

2YR

3YR

5YR

10YR

30YR

Yld

2.323

2.820

3.058

3.469

4.136

4.838

This information is being provided in response to your specific request for information. The information has been prepared and furnished to you solely by CREDIT SUISSE FIRST BOSTON LLC (CSFB) and not the Issuer of the Securities or any of its affiliates. The preliminary description of the underlying assets has not been independently verified by CSFB. CSFB is not acting as agent for the Issuer or its affiliates in connection with the proposed transaction. All information contained herein is preliminary, limited in nature and subject to completion or amendment. CSFB makes no representation that the above referenced security will actually perform as described in any scenario. The above analysis alone is not intended to be a prospectus and any investment decision with respect to the security should be made by you based solely upon the information contained in the final prospectus. Under no circumstances shall the information presented constitute an offer to sell or solicitation of an offer to buy nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The securities may not be sold nor may an offer to buy be accepted prior to the delivery of a final prospectus relating to the securities.